UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

CURRENT REPORT

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report (Date of Earliest Event Reported):  February 26, 2015

Harley-Davidson, Inc.
(Exact name of registrant as specified in its charter)

Wisconsin	1-9183	39-1382325
State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3700 West Juneau Avenue, Milwaukee, Wisconsin 53208
(Address of principal executive offices (zip code))

(414) 342-4680
(Registrant’s telephone number, including area code)

Not Applicable
(Former name)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Item 7.01      Regulation FD Disclosure.

On February 26, 2015, Harley-Davidson, Inc. (the “company”) filed preliminary proxy materials relating to its 2015 annual meeting of shareholders.  The preliminary proxy statement included disclosure under the heading “Certain Transactions” relating to Fred Deeley Imports Ltd. (“Deeley Imports”), which is the exclusive distributor of the company’s motorcycles in Canada.  Donald James, a director of the company, is Chairman and Chief Executive Officer and an equity owner of Deeley Imports.  The disclosure is as follows:

“The company has provided notice to Deeley Imports indicating that the company will not extend the exclusive distribution agreement with Deeley Imports beyond its expiration date of July 31, 2017. Currently, the company and Deeley Imports are discussing the possibility of a transaction that would result in termination of the distribution agreement in the third quarter of 2015. The possible transaction would involve a termination payment from the company to Deeley Imports, which the parties have discussed as being in the amount of $50 million. Any transaction also would likely involve the company purchasing inventory (net of related amounts due) and accounts receivable for an amount that the company currently estimates to be approximately $10 million, along with other terms regarding the sale of the company’s products in Canada. There is no assurance that the parties will come to an agreement or that any agreed transaction will be consummated. The chair of the Nominating Committee [of the company’s Board of Directors] has considered a possible transaction with Deeley Imports under the [company’s] Conflict of Interest Process, and he determined that no actual conflict of interest issue exists as a result of the possible transaction. Any transaction will be reviewed and approved by independent directors who have no interest in the transaction.”

On February 26, 2015, the company also issued a press release relating to Deeley Imports, a copy of which is being furnished as Exhibit 99.1 to this Current Report.

Item 9.01      Financial Statements and Exhibits.

(a) Not applicable.
(b) Not applicable.
(c) Not applicable.
(d) Exhibits. The following exhibit is being furnished herewith:

99.1           Press Release of Harley-Davidson, Inc. dated February 26, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARLEY-DAVIDSON, INC.
Dated:  February 26, 2015

By:      /s/ Rebecca W. House
Rebecca W. House
Assistant Secretary

Exhibit Index

Exhibit Number	Description

99.1	Press Release of Harley-Davidson, Inc. dated February 26, 2015.